Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated February 22, 2011, with respect to the financial statements of Frontier Gas Services, LLC included in the Current Reports of Crestwood Midstream Partners LP on Form 8-K dated March 21, 2011 and April 5, 2011 and on Form 8-K/A dated December 9, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Crestwood Midstream Partners LP on Forms S-3 (File No. 333-171735, effective April 28, 2011 and File No. 333-161680, effective December 3, 2009) and Forms S-8 (File No. 333-145326, effective August 10, 2007 and File No. 333-162928, effective November 5, 2009).

/s/    GRANT THORNTON LLP

Tulsa, Oklahoma

December 9, 2011